LETTER TO VOTING CUSTOMERS
[Provident Bancorp, Inc. Letterhead]


Dear Valued Customer:

I am pleased to tell you about an opportunity to invest in Provident Bancorp, Inc. and, just as important, to request your vote. Under the terms of a Plan of Conversion ("Plan"), Provident Bancorp, Inc. will convert from a partially public to a fully public company by selling a minimum of 11,475,000 shares of its common stock. Also in connection with the conversion, we will establish a nonprofit charitable foundation, to be funded with cash and shares of common stock. Enclosed are important materials about the Plan, the stock offering and the establishment and funding of the charitable foundation.

The Proxy Vote
--------------
We have received conditional regulatory approval to implement the Plan and to establish and fund the charitable foundation, as described in the enclosed Proxy Statement. We must also receive the approval of our depositors and borrowers. Your vote is important to us - not returning your enclosed Proxy Card(s) has the same effect as voting "against" the Plan and the establishment and funding of the charitable foundation. To cast your vote, please sign each Proxy Card enclosed and return the card(s) in the Proxy Reply Envelope provided. Our Board of Directors urges you to vote "FOR" the Plan and "FOR" the establishment and funding of the charitable foundation.

     o Voting does not obligate you to purchase shares of common stock in our stock offering.
     o There will be no change to account numbers, interest rates or other terms of your accounts at Provident Bank.
     o Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

The Stock Offering
------------------
We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible Provident Bank depositor or borrower, you have the right, but no obligation, to buy shares of Provident Bancorp, Inc. common stock in the stock offering, before they are offered for sale to the public. Before making an investment decision, carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m., New York Time, on December __, 2003.

For detailed information regarding the proxy vote, the conversion, the charitable foundation and the stock offering, you may refer to the enclosed Proxy Statement, Prospectus and Questions & Answers brochure. I invite you to consider this opportunity to share in our future as a stockholder of Provident Bancorp, Inc., and I thank you for your continued support as a customer of Provident Bank.

Sincerely,


George Strayton
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
--------------------------------------------------------------------------------

                                   Questions?

        Call our Stock Information Center, toll free, at 1-(866) 680-PROV from 9:30 a.m. to 4:00 p.m., New York Time, Monday through Friday

LETTER TO CLOSED DEPOSIT ACCOUNTHOLDERS (can buy, not vote)
[Provident Bancorp, Inc. Letterhead]






Dear Friend:

I am pleased to tell you about an investment opportunity. Provident Bancorp, Inc., the parent company of Provident Bank, is offering shares of its common stock for sale at a price of $10.00 per share.

Our records indicate that you were a Provident Bank depositor on June 30, 2002 or September 30, 2003 who subsequently closed your account(s). As such, you have the right, but no obligation, to buy shares of common stock in the offering before they are offered for sale to the general public. There will be no sales commission charged to purchasers in this offering.

Before making an investment decision, carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares of common stock of Provident Bancorp, Inc., complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m., New York Time, on December __, 2003.

Sincerely,



George Strayton
President and Chief Executive Officer







This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.




--------------------------------------------------------------------------------

                                   Questions?
        Call our Stock Information Center, toll free, at 1-(866) 680-PROV
          9:30 a.m. to 4:00 p.m., New York Time, Monday through Friday

LETTER TO PROVIDENT BANCORP PUBLIC STOCKHOLDERS (Registered and Street Name) [Provident Bancorp, Inc. Letterhead]

Dear Stockholder:

Provident Bancorp, Inc. is soliciting stockholder votes regarding (i) the mutual-to-stock conversion of Provident Bancorp, MHC; (ii) the establishment and funding of a charitable foundation; and (iii) the acquisition of E.N.B. Holding Company, Inc. and its subsidiary, Ellenville National Bank. Under the terms of a Plan of Conversion ("Plan"), Provident Bancorp, Inc. will convert from a partially public to a fully public company by selling a minimum of 11,475,000 shares of its common stock. The primary reason for the conversion and related stock offering is to provide us with the capital to complete the acquisition of E.N.B. Holding Company, Inc., Inc. Also in connection with the conversion, we will establish a nonprofit charitable foundation, which we will fund with cash and shares of common stock.

The Proxy Vote
--------------
We have received conditional regulatory approval to implement the Plan, to establish the charitable foundation, and to acquire E.N.B. Holding Company, Inc. We must also receive the approval of our stockholders. Enclosed is a Joint Proxy Statement/Prospectus describing the three proposals before our stockholders. Please promptly vote the enclosed Proxy Card. Our Board of Directors urges you to vote "FOR" the Plan, "FOR" the establishment and funding of the charitable foundation and "FOR" the Agreement and Plan of Reorganization pertaining to the acquisition.

The Exchange
------------
At the conclusion of the offering, your current shares of Provident Bancorp, Inc. common stock will be exchanged for new shares. The number of new shares of Provident Bancorp, Inc. common stock that you receive will be based on an exchange ratio that is described in the Joint Proxy Statement/Prospectus. As soon as possible after the completion of the offering, we will send a transmittal form to each stockholder who holds stock certificates. The transmittal form explains the procedure to follow to exchange your current shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares that are held in street name (in a brokerage account) will be converted automatically at the conclusion of the offering; no action or documentation is required of you.

The Stock Offering
------------------
We are offering shares of common stock for sale in a subscription offering, now underway and expected to conclude on December __, 2003. The shares are being offered to eligible Provident Bank depositors and borrowers. If all shares are not subscribed in the subscription offering, we may choose to offer the shares in a community offering to Provident Bancorp, Inc.'s stockholders and others not eligible to place orders in the subscription offering. The community offering, if any, may commence during the subscription offering or just after the subscription offering concludes. The purchase price for all shares of common stock sold in the stock offering will be $10.00 per share.

We thank you for your support as a stockholder of Provident Bancorp, Inc.

Sincerely,

George Strayton
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus relating to the stock offering. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

--------------------------------------------------------------------------------

                  Questions about Voting or the Stock Offering?
        Call our Stock Information Center, toll free, at 1-(866) 680-PROV
          9:30 a.m. to 4:00 p.m., New York Time, Monday through Friday

LETTER TO POTENTIAL INVESTORS (Community Members)
[Provident Bancorp, Inc. Letterhead]

This letter is for "call-ins". We will send offering materials to them if/when we commence a Community Offering.





Dear Friend:

I am pleased to tell you about an investment opportunity. Provident Bancorp, Inc., the parent company of Provident Bank, is offering shares of its common stock for sale at a price of $10.00 per share. There will be no sales commission charged to purchasers in this offering.

Before making an investment decision, carefully review the information in the enclosed Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Stock Order Forms must be received (not postmarked) prior to 10:00 a.m., New York Time, on December __, 2003.


Sincerely,



George Strayton
President and Chief Executive Officer


This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

--------------------------------------------------------------------------------


                                   Questions?

        Call our Stock Information Center, toll free, at 1-(866) 680-PROV
          9:30 a.m. to 4:00 p.m., New York Time, Monday through Friday

RYAN BECK "BROKER DEALER" LETTER
[Ryan Beck Letterhead]


                                                     Ryan Beck Logo Here (27 PT)


Dear Sir/Madam:

At the request of Provident Bancorp, Inc., we are enclosing materials regarding the offering of shares of Provident Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering.

Ryan Beck & Co., Inc. has been retained by Provident Bancorp, Inc. as selling agent in connection with the stock offering. We have been asked to forward these materials to you in view of certain regulatory requirements and the securities laws of your state.


Sincerely,


RYAN BECK & CO.

(smaller than 27 PT)







This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.


-----------------------------
NOTE: To accompany, not replace, one of the preceding letters. Applies to prospects in states where the offer must be made by a broker-dealer.

PROXYGRAM LETTER #1

This reminder note accompanies a proxy card and return envelope sent to high vote customers who did not promptly vote their initial proxy. For a second reminder, we may repeat this note or use the one on the next page.

                                 R E M I N D E R
                       Please vote and return the enclosed
                       -----------------------------------
                                   Proxy Card!
                                   -----------

        Our records indicate that we have not received the Proxy Card(s)
                     we mailed to you [earlier this month].

                 For your convenience, we enclose a replacement
                                   Proxy Card.

Note that:

o Not voting HAS THE SAME EFFECT as voting "against" the Plan OF CONVERSION and "AGAINST" THE ESTABLISHMENT OF our charitable foundation.

o IF YOU HAVE NOT YET VOTED, please VOTE the enclosed replacement proxy AND return IT in the enclosed envelope.

o Voting does not obligate you to purchase SHARES OF COMMON stock in our Offering, NOR DOES IT AFFECT YOUR PROVIDENT BANk deposit ACCOUNTS or loans.

o YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" OUR PLAN OF conversion and "FOR" THE ESTABLISHMENT OF THE charitable foundation.

         If you receive more than one of these reminder mailings, please vote each proxy received. None are duplicates!

                                   QUESTIONS?

    Please call our Stock Information Center, toll free, at 1-(866) 680-PROV,
          Monday through Friday, 9:30 a.m. to 4:00 p.m., New York Time

                         PROVIDENT BANCORP, INC. [LOGO]

---------------

NOTE: This is printed on 81/2" x 11" yellow paper.

QUESTIONS & ANSWERS BROCHURE



This will be included in the package to customers. It will not be included in the stockholder packages, because order forms will not be included. It will be in all packages mailed when/if a Community Offering is conducted.



                   Q&A About Our Conversion and Stock Offering


This pamphlet answers questions about Provident Bancorp, Inc.'s stock offering. Investing in shares of common stock involves certain risks. Before making a decision, please read the enclosed Prospectus carefully, including the "Risk Factors" section.

GENERAL -- THE CONVERSION
-------------------------
Our Board of Directors has determined that the Conversion is in the best interest of our employees, customers and the communities we serve.

Q. What is the Conversion?
   -----------------------
A. Under our Plan of Conversion, Provident Bancorp, Inc. will "convert" from a partially public company to a company that is 100% owned by stockholders. This will be accomplished through the sale of shares of Provident Bancorp, Inc. common stock and the exchange of our current public stockholders' existing shares of common stock for newly issued shares. Raising additional capital through the stock offering and becoming a fully public company will increase our business flexibility and improve our overall competitive position.

Q. What are the reasons for the Conversion?
   ----------------------------------------
A. The Conversion and related stock offering will provide us with capital to acquire E.N.B. Holding Company, Inc., and its subsidiary, Ellenville National Bank. The additional capital will also support internal growth and expansion of our products and services. As a fully public company, we will have increased flexibility in structuring future acquisitions, if favorable opportunities arise.

Q. Will customers notice any change in Provident Bank's day-to-day activities as
   -----------------------------------------------------------------------------
a result of the Conversion?
---------------------------
A. No. It will be business as usual. The Conversion is a change in our corporate structure. There will be no change to our management, staff or branches as a result of the Conversion.

Q. Will the Conversion affect customers' deposit accounts or loans?
   ----------------------------------------------------------------
A. No. The Conversion will not affect the balance or terms of deposit or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum legal limit. Deposit accounts are not being converted to stock.



THE STOCK OFFERING AND PURCHASING SHARES
----------------------------------------

Q. How many shares are being offered and at what price?
   ----------------------------------------------------
A. Provident Bancorp is offering between 11,475,000 and 15,525,000 shares at $10.00 per share, subject to increase to 17,853,750 shares.

Q. Who is eligible to purchase stock in the Subscription Offering and Community
   ----------------------------------------------------------------------------
Offering?
---------
A. By regulation, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of eligibility priority:

    Priority #1 - Provident Bank depositors with a minimum of $50 on deposit on June 30, 2002.
    Priority #2 - Our tax qualified benefit plans.
    Priority #3 - Provident Bank depositors with a minimum of $50 on deposit on September 30, 2003.
    Priority #4 - Provident Bank depositors on November __, 2003 and borrowers of Provident Bank as of January 7, 1999, whose borrowing(s) remained outstanding as of November __, 2003.

If all shares are not subscribed in the Subscription Offering, Provident Bancorp, Inc. may choose to offer the shares in a Community Offering. The Community Offering, if any, may commence during the Subscription Offering or just after the Subscription Offering concludes.

If a Community Offering is conducted, shares will be offered with a preference given first, to residents of Rockland and Orange Counties, New York, then to Provident Bancorp's public stockholders as of November __, 2003, then to depositors of Ellenville National Bank and, finally, to the general public.

In the event orders are received for more shares than are available for sale in the stock offering, shares will be allocated, as described below.

Q. Is it possible that I will not receive any shares?
   --------------------------------------------------
A. Yes. If we receive orders for more shares than we have available to sell, we will be required to allocate shares in the order of priority outlined under the headings "The Conversion - Limitations on Common Stock Purchases", beginning on page __ of the Prospectus. If we are unable to fill your order, or can only fill your order in part, you will receive a refund of the appropriate amount, with interest. If you paid by check or money order, we will issue you a refund check. If you paid by authorizing withdrawal from your Provident Bank deposit account(s), we will only withdraw the funds necessary to pay for the shares you receive. Unused funds, along with accrued interest, will remain in your account(s).

Q. How may I purchase shares in the Subscription Offering or Community Offering?
   -----------------------------------------------------------------------------
A. Shares may only be purchased by completing a stock order form and returning it, with full payment or direct deposit account withdrawal authorization, so that it is received (not postmarked) by the offering deadline, 10:00 a.m., New York Time, on December __, 2003. Stock order forms may NOT be delivered to Provident Bank branches or other offices. Delivery of a stock order form may only be made by: (1) mail, using the reply envelope provided, (2) overnight delivery to the Stock Information Center address noted on the stock order form, or (3) hand-delivery to the Stock Information Center, located at Provident Bancorp's executive offices.

Q. I am eligible to subscribe for shares of common stock in the Subscription
   -------------------------------------------------------------------------
Offering. May I register the shares in someone else's name?
-----------------------------------------------------------
A. On your stock order form, you must register the shares only in the name or names of persons who qualify in the your eligibility priority. You may not add names of those who qualify only in a lower eligibility priority than yours.

Q. How may I pay for the shares? A. Payment for shares can be remitted in two
   --------------------------------------------------------------------------
ways:
-----
   (1) by personal check, bank check or money order. These will be cashed immediately. Provident Bank line of credit checks and third party checks, however, may not be used as payment for shares.

   (2) by authorization to withdraw funds from the types of Provident Bank deposit accounts indicated in the stock order form section entitled "Method of Payment", which allows you to designate account number(s) and amount(s) to be withdrawn. The amount(s) authorized by you must be available within the designated account(s) at the time you submit the stock order form. A hold will be placed on the dollar amounts authorized, and the funds will not be available to you during the stock offering period. Provident Bank will waive early withdrawal penalties for certificate of deposit account funds used to purchase shares.

Q. Will I earn interest on my funds?
   ---------------------------------
A. Yes. If you pay by check or money order, you will earn interest at Provident Bank's passbook savings rate from the day we cash your check or money order until the completion of the offering, when we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Provident Bank deposit account(s), your funds will continue earning interest at the contractual rate, and the interest will remain in your account(s).

Q. Are there limits on how many shares I can order?
   ------------------------------------------------
A. Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a qualifying deposit account held jointly, is 40,000 ($400,000). Also, no person, with associates, or with persons acting in concert, may purchase more than 80,000 shares ($800,000). More detail on purchase limits, including the definition of "associate" and "acting in concert", can be found on page __ and pages __ of the Prospectus.

Q. May I use my Provident Bank loan or line of credit to pay for shares?
   ---------------------------------------------------------------------
A. No. Provident Bank, by regulation, may not extend a loan or line of credit for the purchase of stock in the offering.

Q. May I use my Provident Bank IRA, or an IRA held elsewhere, to purchase the
   --------------------------------------------------------------------------
shares?
-------
A. You might be able to use IRA funds, however using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA funds held at Provident Bank or elsewhere, please call the Stock Information Center for assistance as soon as possible - preferably at least two weeks before the December __, 2003 offering deadline. Your ability to use retirement funds may depend on timing constraints and, possibly, limitations imposed by the IRA trustee.

Q. Will the stock be insured?
   --------------------------
A. No. Like any other shares of common stock, Provident Bancorp, Inc.'s shares of common stock are not insured.

Q. Will dividends be paid on the stock?
   ------------------------------------
A. Provident Bancorp, Inc. currently intends to continue to pay quarterly dividends. The expected annualized dividend to be paid after the completion of the stock offering is between $0.15 and $0.23 per share, depending on the number of shares sold. Given the $10.00 per share purchase price in the stock offering, this represents an annual dividend yield of between 1.5% and 2.3%. No assurances can be given that dividends will be paid, or if paid, will continue.

Q. Will a commission be charged for the purchase of shares?
   --------------------------------------------------------
A. All shares will be sold at a purchase price of $10.00 per share. No commission or fee will be charged for the purchase of common stock in this stock offering. After the shares begin to trade, if you purchase or sell shares through a brokerage or other firm offering investment services, the firm may charge fees or commissions.

Q. How will Provident Bancorp Inc.'s shares be traded?
   ---------------------------------------------------
A. Upon completion of the offering, the newly issued shares of common stock will replace the existing shares traded on the Nasdaq National Market. For a period of 20 trading days following completion of the stock offering, our trading symbol will be "PBCPD". Thereafter, it will revert to our current symbol, "PBCP". As soon as possible after completion of the stock offering, investors will be mailed stock certificates. Although the shares of common stock will have begun trading, brokerage firms may require that you have received your certificate(s) prior to selling your shares.



THE SHARE EXCHANGE
------------------

Q. What is the share exchange?
   ---------------------------
A. The outstanding shares of common stock held by public stockholders at the conclusion of the Conversion will be exchanged for new shares of Provident Bancorp, Inc. common stock. The number of shares to be received by stockholders will depend on the number of shares sold in the stock offering, among other factors. The exchange ratio is expected to range from between 2.5985 to 4.0430 shares. For example, if a stockholder owns 100 shares of Provident Bancorp, Inc. common stock, and the exchange ratio is 2.5985, the stockholder will receive 259 new shares. Cash will be issued in lieu of fractional shares.

Q. Why will the shares that I receive be based on a price of $10.00 per share
   --------------------------------------------------------------------------
rather than the trading price of the common stock prior to the Conversion?
--------------------------------------------------------------------------
A. Our Board of Directors selected a price of $10.00 per share for the common stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversions. The number of new shares you receive for your existing Provident Bancorp, Inc. shares will not depend on the market price of our common stock. It will depend on the number of shares sold in the stock offering, which will in turn depend on the final independent appraisal of the pro forma market value of Provident Bancorp, Inc., assuming completion of the Conversion and offering. The result will be that each existing public stockholder will own the same percentage of Provident Bancorp, Inc. after the Conversion that the stockholder held just prior thereto, exclusive of (i) any shares purchased by the stockholder in the stock offering; (ii) cash received in lieu of fractional shares; (iii) shares issued to the charitable foundation; and (iv) shares issued as merger consideration to stockholders of E.N.B. Holding Company, Inc.

Q. I am a current stockholder. How will my existing shares be exchanged?
   ---------------------------------------------------------------------
If you have possession of a physical certificate... You will receive a transmittal form with instructions on how A. to surrender you stock certificate. You will not receive a new certificate until you return to the exchange agent the properly completed transmittal form, along with your Provident Bancorp, Inc. stock certificate(s). You should not surrender your certificate(s) until you receive the transmittal form.

If your shares are held at a brokerage firm....Your shares will be exchanged automatically, without any action on your part. The new number of shares you own will be reflected on your brokerage statement, after the share exchange takes place.

Q. When will my shares be exchanged?
   ---------------------------------
A. The share exchange will be effective upon the conclusion of the Conversion and related stock offering, expected to be in January __, 2004.



WHERE TO GET MORE INFORMATION
-----------------------------

Q. Where can I call to get more information?
   -----------------------------------------
A. A Stock Information Center has been established at Provident Bank's executive offices. For assistance, you may call the Stock Information Center, toll free, at 1-(866) 680-PROV from 9:30 a.m. to 4:00 p.m., New York Time, Monday through Friday. The Center is not open on weekends or on bank holidays.





This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.